                                  EXHIBIT 12.1


                       RATIO OF EARNINGS TO FIXED CHARGES

     The following is the computation of ratio of earnings to fixed charges including CMO debt (1):

                                               Six Months
                                              Ended June 30                         Year Ended December 31
                                          ---------------------   ----------------------------------------------------------------
                                            1997        1996        1996      1995 (2)     1994 (2)      1993 (2)      1992 (2)
                                          --------     -------     -------   ---------   -----------   -----------   -----------
Fixed charges                             $53,290      $37,385     $77,573   $  3,549    $  769,899    $  533,611    $  420,335
Net income                                 11,539        3,829      11,879      2,134       460,033     4,747,417     1,663,494
                                          -------      -------     -------   --------    ----------    ----------    ----------
Total earnings (1)                        $64,829      $41,214     $89,452   $  5,683    $1,229,932    $5,281,028    $2,083,829
                                          =======      =======     =======   ========    ==========    ==========    ==========
Ratio of earnings to fixed charges           1.2x         1.1x        1.2x       1.6x          1.6x          9.9x          5.0x
                                          =======      =======     =======   ========    ==========    ==========    ==========

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(1)  Earnings used in computing the ratio of earnings to fixed charges consist of net income before income taxes plus fixed charges. Fixed charges consist of interest expense on long-term debt (including amortization of loan premiums and the portion of rental expense deemed to represent the interest factor).
(2) Data prior to the Contribution Transaction is based upon the historical operations of IWLG, as a division of SPTL, and includes the Company's equity interest in ICIFC, as a division of ICII.